EXHIBIT 11.     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Primary & Fully Diluted Basis

In thousands, except per share data
                                         Nine Months Ended    Three Months Ended
                                            September 30,         September 30,
                                       -----------------------------------------
                                           1996       1995       1996       1995

Net Income .........................   $    710   $    740   $    145   $    177
Dividends on preferred
  stock ............................          2       --            2       --
                                       --------   --------   --------   --------
Net income applicable
  to primary common
  shares ...........................        708        740        143        177
Interest expense on
  convertible subordinated
  debentures, net of
  income tax .......................          9          9          3          3
                                       --------   --------   --------   --------
Net income applicable to
  fully diluted common
  shares ...........................   $    717   $    749   $    146   $    180
                                       ========   ========   ========   ========
Number of average shares
Primary ............................    112,855    111,141    114,141    111,141
                                       ========   ========   ========   ========
Fully diluted:
  Average common shares
    outstanding ....................    112,855    111,141    114,141    111,141
  Average convertible
    subordinated debentures
    converted to common shares .....     13,850     13,850     13,850     13,850
                                       --------   --------   --------   --------
                                        126,705    124,991    127,991    124,991
                                       ========   ========   ========   ========
Net income per share
  Primary ..........................   $   6.27   $   6.66   $   1.25   $   1.59
  Fully diluted ....................       5.66       5.99       1.14       1.44